Amendment to Transfer Agency Services Agreement

This Amendment (“Amendment”) is made as of April 27, 2017 (the “Effective Date”) between Stadion Investment Trust (the “Trust”), organized as a statutory trust under the laws of the State of Delaware, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Trust and ALPS have entered into a Transfer Agency and Services Agreement dated January 17, 2013, as amended (the “Agreement”);

WHEREAS, the Trust and ALPS wish to amend Section 19 of the Agreement and Appendix A to the Agreement; and

WHEREAS, all capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereto, intending to be legally bound, agree that the Agreement shall be amended as follows:

1.	Section 15 (a) is deleted and replaced in its entirety with the following:

Initial Term. This Agreement shall become effective as of April 27, 2017 (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by (i) the agreement of the parties, (ii) due to the liquidation of the Funds, (iii) a change in control of Stadion Money Management, LLC (“Stadion”), or any entity that controls, directly or indirectly, in the aggregate, a majority of the voting interest of Stadion, if ALPS continues to be the service provider, (iv) a conversion of the Funds to Exchange Traded Funds, if ALPS continues to be the service provider, or (v) for cause pursuant to Section 19(c) hereof.

2.	As of the Effective Date, Appendix A of the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by reference herein.

Other than as amended hereby, all other provisions of the Agreement shall remain unchanged and remain in full force and effect. This Amendment shall be deemed to be an amendment to the Agreement and shall be governed, construed and interpreted in accordance with the laws of the State of Colorado, and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

STADION INVESTMENT TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Judson Doherty	By:	/s/ Jeremy O. May
Name:	Judson Doherty	Name:	Jeremy O. May
Title:	President	Title:	President

APPENDIX A

LIST OF PORTFOLIOS

STADION TACTICAL GROWTH FUND
Class A Shares (ETFAX), CUSIP 85235B814
Class C Shares (ETFCX), CUSIP 85235B798
Class I Shares (ETFOX), CUSIP 85235B780

STADION TACTICAL DEFENSIVE FUND
Class A Shares (ETFRX), CUSIP 85235B202
Class C Shares (ETFZX), CUSIP 85235B400
Class I Shares (ETFWX), CUSIP 85235B608

STADION TRILOGY ALTERNATIVE RETURN FUND
Class A Shares (STTGX), CUSIP 85235B707
Class C Shares (STTCX), CUSIP 85235B806
Class I Shares (STTIX), CUSIP 85235B889

STADION ALTERNATIVE INCOME FUND
Class A Shares (TACFX), CUSIP 85235B848
Class C Shares (TACCX), CUSIP 85235B830
Class I Shares (TACSX), CUSIP 85235B822

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